Exhibit 99.1

Trans World Corporation Announces Substantial Earnings Increase for 3rd Quarter 2008

Versus Q3 2007:

  Revenues Increased over 25%
  EBITDA Increased nearly 70% to $1.7 million
  Net Income Increased 78% to $0.12/share

NEW YORK--(BUSINESS WIRE)--November 6, 2008--Trans World Corporation (“TWC” or the “Company”) (OTC BB: TWOC), the owner and operator of casinos in Europe, today reported a 78.2% increase in net income for the quarter ended September 30, 2008 versus the same quarter in 2007. The Company’s net income was $1,046,000, or $0.12 per share, up from $587,000, or $0.07 per share, for these two comparable periods. This translates into return on average equity of 13.7% in the annualized third quarter of 2008 versus 10.4% of the same annualized quarter last year.

All per share calculations in this release are based on fully diluted shares.

Results for Q3 2008

For the quarter ended September 30, 2008, TWC’s revenues increased by 25.2%, or approximately $1.9 million, to $9.4 million, versus revenues of $7.5 million for the same quarter in 2007. The revenue improvement was due to a stronger consolidated drop per head (the per guest average dollar value of gaming chips purchased) at the Czech casinos, reinforced by a superior win percentage (“WP”) (the ratio of net win over total drop) and by improved slot results. Slot revenues, representing 42.7% of total revenue, grew by 34.7% over the same quarter of 2007.

Cost of revenues increased by approximately $1.1 million, or 27.5%, largely as a result of volume-driven costs, including: labor, gaming taxes and complimentary amenities for players. Subsequently, gross profit for the quarter was $4.3 million, an increase of 22.6% from a gross profit of $3.5 million for the same period a year ago.

The depreciation expense increase of $102,000, or 33.0%, to $411,000 in the third quarter of 2008, as compared to $309,000 in the third quarter a year ago, resulted mainly from the added asset value of the extension and renovation work at Route 59 completed in 2007.

The selling, general and administrative cost increase of $88,000 to approximately $2.6 million, or 3.5%, versus $2.5 million for the same quarter in 2007, was due primarily to the negative impact of foreign currency exchange in transactions between the EUR and the CZK.

Net interest expense for the quarter increased by $134,000, or 134.0%, compared to the third quarter of 2007. The increase was due to the interest payments made on the outstanding balance of TWC’s credit facility.

Total operating expenses for the quarter were $8.1 million, an increase of 19.0% year over year from $6.8 million. Income from operations increased 87% in the third quarter of 2008 to $1.3 million, as compared to $685,000 in the third quarter of 2007. Operating margins for the third quarter of 2008 were 13.6%, compared to 9.1% in the three months ended September 30, 2007.

The Company’s EBITDA (earnings before net interest, taxes, depreciation and amortization) increased 69.8% to approximately $1.7 million, or a 17.9% EBITDA margin, for the third quarter of 2008 from approximately $1.0 million, or a 13.2% EBITDA margin, for the same quarter in 2007. A table reconciling EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial highlights, below.

“We are extremely pleased with our strong third quarter financial results,” stated Rami Ramadan, CEO of Trans World Corporation. “To date, TWC has been unaffected by the current credit crisis and has consistently generated very good results in 2008. We expect business to remain strong throughout 2008 as we continue to work towards improving our profits and creating value for our shareholders. Additionally, we look forward to the opening of the Savannah Hotel, a four-star property adjacent to the Route 59 casino, and a connected, fully-equipped spa and wellness center, in January 2009. This hotel, which is located 45-minutes driving distance north of Vienna, Austria, on the main highway to Prague, Czech Republic, is expected to attract new patrons in 2009 and beyond, and to increase traffic at Route 59.”

Results for Nine Month Period ending September 30, 2008

For the nine months ended September 30, 2008, the Company posted a 26.7%, or approximately $5.8 million, revenue increase, generating total revenue of $27.5 million versus $21.7 million for the same nine months a year ago. The increase was supported by a 5.3% overall attendance increase and an improved WP in live games. Gross profit was $12.3 million for the period, as compared to $10.1 million in the first nine months of 2007, an increase of 21.8% year over year.

Income from operations for the nine months ended September 30, 2008 increased 33.2% to $3.0 million from $2.3 million in the nine months ended September 30, 2007. Operating margins for the first nine months of 2008 were 10.9%, a minor improvement from 10.4% in the same period of 2007. The Company’s EBITDA year-to-date as of September 30, 2008 increased 30.4% to $4.1 million, or a 15.0% EBITDA margin, up from approximately $3.2 million, or a 14.6% EBITDA margin, for the same nine-month period in 2007. The nine-month net income earned was $2.4 million, or $0.27 per share, versus $2.0 million, or $0.25 per share, representing a $432,000 or 21.5% improvement between the two comparable periods.

Conference Call

TWC will host a conference call to discuss the Company's financial results for the third quarter of 2008 ended September 30, 2008.

The conference call will take place at 4:30 p.m. EST on Tuesday, November 11, 2008. Anyone interested in participating should call 1-800-762-8932 if calling within the United States or 1-480-629-9039 if calling internationally, approximately 5 to 10 minutes prior to 4:30 p.m. Participants should ask for the Trans World Corporation 2008 Third Quarter Financial Results conference call. There will be a playback available until November 25, 2008. To listen to the playback, please call 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use the pass code 3940411 for replay.

Additional information about TWC and its Czech subsidiary, American Chance Casinos, can be found at www.transwc.com or at www.american-chance-casinos.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or the future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

TRANS WORLD CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except for share data)

Selected Information from the Condensed Consolidated Statements of Operations

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES	$27,535	$21,740	$9,423	$7,526

COSTS AND EXPENSES:
Cost of revenues	15,211	11,620	5,152	4,041
Depreciation and amortization	1,129	911	411	309
Selling, general and administrative	8,193	6,956	2,579	2,491
	24,533	19,487	8,142	6,841

INCOME FROM OPERATIONS	3,002	2,253	1,281	685

OTHER INCOME (EXPENSE):
Interest expense, net	(559)	(246)	(234)	(100)
Foreign exchange gain (loss)	(1)	3	(1)	2
	(560)	(243)	(235)	(98)

NET INCOME	$2,442	$2,010	$1,046	$587

Weighted Average Common Shares Outstanding:
Basic	8,848,914	7,996,969	8,855,320	8,304,077
Diluted	8,899,200	8,111,721	8,905,606	8,418,829

Earnings Per Common Share:
Basic	$0.28	$0.25	$0.12	$0.07
Diluted	$0.27	$0.25	$0.12	$0.07

Selected Balance Sheet Information

	September 30, 2008	December 31, 2007
	Unaudited

Total Current Assets	$6,241	$9,968
Total Assets	$49,847	$43,088
Total Current Liabilities	$5,415	$5,953
Long-term Liabilities	$10,583	$7,116
Total Stockholders' Equity	$33,849	$30,019

	September 30, 2008	December 31, 2007
	Unaudited
Current Ratio	1.2	1.7
Common Equity per Share	$3.82	$3.40

Outstanding Shares	8,859,124	8,840,870

EBITDA Reconciliation

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited

NET INCOME	$2,442	$2,010	$1,046	$587
Add: Interest expense, net	559	246	234	100
Add: Depreciation and amortization expense	1,129	911	411	309
EBITDA	$4,130	$3,167	$1,691	$996
EBITDA margin (EBITDA / Revenues)	15.0%	14.6%	17.9%	13.2%

CONTACT:
Trans World Corporation
Jill Yarussi, 212/983-3355
Manager of Corporate Communications
Fax: 212-983-8129
jyarussi@transwc.com
or
Alliance Advisors, LLC (public relations firm)
Thomas Walsh, 212-398-3486
Vice President
Fax: 212-599-4289
twalsh@allianceadvisors.net